Exhibit 99.1
Company Contact:
Allen Dodge
HealthGrades
303-716-0041
ir@healthgrades.com
For Immediate Release
Health Grades, Inc. Announces First Quarter Results
- Quarterly Revenues Grow 30% from prior year -
- HealthGrades confirms annual forecast -
- Conference call to be held at 9am MT / 11am ET -
Golden, Colo. (May 4, 2006) — Health Grades, Inc. (Nasdaq:HGRD), the leading independent healthcare ratings company, today announced financial results for the quarter ended March 31, 2006. Revenues for the quarter increased 30% to approximately $6.1 million compared to $4.7 million in the first quarter of 2005. Net income for the first quarter of 2006 was approximately $398,000, or $0.01 per diluted share, compared to approximately $555,000, or $0.02 per diluted share, for the same period of 2005.
Net income for the first quarter of 2006 reflects a tax expense of approximately $349,000. The Company did not record an income tax expense during the first quarter of 2005 as the Company utilized net operating loss carryforwards that were subject to a full valuation allowance, which offset any tax expense that otherwise would have been recorded. For the first quarter of 2006, the Company’s effective income tax rate was approximately 47%, which was higher than the 42% rate that the Company expects for the year due to the impact in the first quarter of non-deductible compensation expense related to incentive stock options.
Income from operations was approximately $609,000 for the first quarter of 2006, an increase of approximately $75,000 from approximately $534,000 in the same period of 2005. Operating expenses grew from approximately $3.4 million during the three months ended March 31, 2005 to approximately $4.3 million for the three months ended March 31, 2006. The increase in operating expenses occurred principally due to the hiring of additional personnel during the latter part of 2005, increased legal fees and the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, which resulted in additional stock-based compensation costs. During

2005, the Company’s employee count increased from 67 employees at December 31, 2004 to 106 employees at December 31, 2005. Approximately one-half of the personnel additions related to personnel additions in the Company’s sales and marketing, client consulting and client support personnel and half related to personnel additions in the Company’s product development area. Income before taxes increased 35% to approximately $747,000 from $555,000 in the first quarter 2005, reflecting the benefit of $137,000 in interest income as compared to $20,000 in the first quarter of 2005.
HealthGrades completed the quarter ended March 31, 2006 with approximately $13.9 million in cash, cash equivalents and short-term investments, a 19% increase over the balance at December 31, 2005.
Beginning with this press release, the Company is providing revenue information with respect to three business areas: Provider Services, Internet Business Group and Strategic Health Solutions. Our Provider Services revenue, which includes sales from hospital marketing products and quality improvement products, as well as revenue from our consultant-reimbursed travel, accounted for approximately $1.3 million, or 90% of the overall ratings and advisory revenue increase. The increase reflects increased sales of our marketing products as well as an increase in our contract retention rates over the same period of 2005. The Company’s Internet Business Group revenue, which includes the sale of HealthGrades’ quality reports to consumers, revenue from the Company’s Patient-Provider Gateway product and any website advertising and sponsorship revenue, increased approximately $0.1 million over the first quarter 2005, representing 9% of the increase in total ratings and advisory revenue. This increase is principally due to the Company’s increased sales of its quality reports to consumers, which management believes resulted from increased website traffic. The Company’s Strategic Health Solutions revenue, which includes sales of its quality information to employers, benefit consultants, health plans and others as well as any sales of the Company’s data, was consistent with the same period of 2005.
Kerry Hicks, President and Chief Executive Officer of Health Grades, Inc. stated, “Our first quarter results were in line with our expectations. We are pleased with the continued growth from our Provider Services products and we are excited about our first system-wide hospital contract for our Patient-Provider Gateway product that was announced earlier this morning. We believe that this contract will encourage others to adopt this product as physicians will see the substantial value of this program. In addition, as we announced late last year, we have enhanced our leadership and sales team with respect to our Strategic Health Solutions products. This team has been working to focus our quality ratings suite application on the consumer driven health movement with employers, benefit consultants and health plans.”
HealthGrades also confirmed its annual revenue forecast of an increase of at least 40% over 2005 and an operating margin of approximately 25% in 2006.
As previously announced, HealthGrades will hold a conference call to discuss first quarter financial results today, at 9:00 a.m. Mountain Time/11:00 a.m. Eastern Time. If you would like to participate, please dial (800)-446-2782 ten minutes before the scheduled start time. The conference call confirmation number is 14499785, the host name is Allen Dodge, and the company is HealthGrades. The telephone replay will be available beginning one hour after the conclusion of the teleconference at (888) 843-8996, passcode 14499785, and will remain available for replay until June 4, 2006.

About Health Grades, Inc.
HealthGrades (Nasdaq:HGRD) is the leading healthcare ratings company, providing ratings and profiles of hospitals, nursing homes and physicians to consumers, corporations, health plans and hospitals. Consumers and some of the nation’s largest employers, health plans and hospitals rely on HealthGrades’ independent ratings to make healthcare decisions based on the quality of care. More information on the company can be found at http://www.healthgrades.com.
     This press release contains forward-looking statements, including statements relating to the company’s expected income tax rate, revenue growth and operating margin in 2006. Actual results may differ materially from those described in such forward-looking statements due to several factors, unanticipated non-deductible compensation expense related to incentive stock options, the Company’s inability to continue accelerating sales of its licensing agreements, a decline in anticipated contract retention rates, the Company’s inability to enter into meaningful contractual arrangements and to successfully expand certain lines of business and other factors described in the company’s filings with the Securities and Exchange Commission. The company does not undertake to update its forward-looking statements.

HEALTH GRADES, INC.
Condensed Statements of Income
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
Revenue:
Ratings and advisory	$6,102,257	$4,699,927
Other	120	6,552

Total revenue	6,102,377	4,706,479

Expenses:
Cost of ratings and advisory revenue	1,150,146	726,760

Gross margin	4,952,231	3,979,719

Operating expenses:
Sales and marketing	1,794,506	1,344,943
Product development	829,886	783,294
General and administrative	1,718,573	1,317,005

Income from operations	609,266	534,477

Other:
Gain on sale of assets and other	450	—
Interest income	137,427	20,432
Interest expense	(113)	—

Income before income taxes	747,030	554,909

Income tax expense	(348,906)	—

Net income	$398,124	$554,909

Net income per common share (basic)	$0.01	$0.02

Weighted average number of common shares used in computation (basic)	28,233,054	25,980,483

Net income per common share (diluted)	$0.01	$0.02

Weighted average number of common shares used in computation (diluted)	34,267,275	34,447,212

HEALTH GRADES, INC.
Condensed Balance Sheets
(Unaudited)

	March 31,	December 31,
	2006	2005
ASSETS
Cash and cash equivalents	$8,709,752	$9,682,106
Short-term investments	5,174,534	1,988,154
Accounts receivable, net	3,387,848	5,620,736
Prepaid expenses and other	834,888	562,540
Deferred income taxes	773,716	1,080,562

Total current assets	18,880,738	18,934,098

Property and equipment, net	1,857,775	1,595,065
Intangible assets	162,047	177,729
Goodwill	3,106,181	3,106,181
Deferred income taxes	330,352	31,400

Total assets	$24,337,093	$23,844,473

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$212,023	$278,912
Accrued payroll, incentive compensation and related expenses	1,052,202	1,525,844
Accrued expenses	683,840	275,865
Current portion of capital lease obligations	1,330	1,310
Current portion of deferred rent	77,195	70,263
Deferred revenue	11,422,956	11,742,827
Income taxes payable	7,273	15,020

Total current liabilities	13,456,819	13,910,041

Long-term portion of capital lease obligations	4,914	5,254
Long-term portion of deferred rent	291,655	311,599

Total liabilities	13,753,388	14,226,894

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 2,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, and 47,879,583 and 47,674,779 shares issued in 2006 and 2005, respectively	47,879	47,674
Additional paid-in-capital	92,551,896	91,984,099
Accumulated deficit (	68,248,490)	(68,646,614)
Treasury stock, 19,563,390 shares (	13,767,580)	(13,767,580)

Total stockholders’ equity	10,583,705	9,617,579

Total liabilities and stockholders’ equity	$24,337,093	$23,844,473